Salem Hires Dr. Frank Wright as its President and COO

CAMARILLO, Calif. – December 17, 2013--Salem Communications Corporation (Nasdaq:SALM), a leading U.S. radio broadcaster, Internet content provider, magazine and book publisher targeting audiences interested in Christian and conservative opinion content,  today announced a strategic addition to the company's senior executive team.

Effective January 1, 2014, Dr. Frank Wright will be joining Salem as its President and Chief Operating Officer. Dr. Wright will be reporting directly to Salem’s Chief Executive Officer, Edward Atsinger.

Dr. Wright has served as the President and Chief Executive Officer of the National Religious Broadcasters, a position he held for the past 11 years.  Prior to joining the NRB in 2003, he served for seven years as the Executive Director of the Center for Christian Statesmanship based on Capitol Hill.  Having managed the world’s largest Christian media association, Dr. Wright has significant and wide-ranging experience in the electronic media market place, including active engagement in the regulatory and public policy processes centered in Washington, DC. Dr. Wright also has earned a doctorate in finance.

Mr. Atsinger said, “Frank has nearly twenty years’ experience working on Capitol Hill, ten years’ experience working with the Federal Communications Commission and various Executive Branch agencies, and more than 20 years’ experience working in and with broadcast media organizations.  Frank has also developed a robust network among DC-based public policy organizations, as well as DC-based political organizations.”

Mr. Atsinger continued, “Frank is an effective leader and team-builder with a strong entrepreneurial background, and has extensive executive experience in strategic planning and organizational structure. I expect him to hit the ground running and work closely with me in executing our business strategies."

About Salem Communications

Salem Communications Corporation is the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and family-themed radio content, as measured by the number of stations and audience coverage.  Upon completion of all announced transactions, the company will own a national portfolio of 102 radio stations in 39 markets, including 62 stations in 22 of the top 25 markets.  We also program the Family Talk™ Christian-themed talk format on XM Radio, channel 131.  Additionally the company operates ChristianRadio.com.

Salem also owns Salem Radio Network, a national radio network that syndicates talk, news and music programming to approximately 2,500 affiliated radio stations and Salem Media Representatives, a national media advertising sales firm with offices across the country.

In addition to its radio broadcast business, Salem owns a non-broadcast media division. Salem Web Network is a provider of online Christian and conservative-themed content and streaming and includes websites such as Christian faith focused Christianity.com, Christian living focused Crosswalk.com® , Online Bible Study at BibleStudyTools.com, and Christian radio ministries online at OnePlace.com.  Additionally Salem owns conservative news leader Townhall.com® and conservative political blog HotAir.com , providing conservative commentary, news and blogging.  Salem Publishing™ circulates Christian and conservative magazines such as Homecoming® The Magazine, YouthWorker Journal™, The Singing News, FaithTalk Magazine, Preaching and Townhall Magazine™. Xulon Press™ is a provider of self publishing services targeting the Christian audience.

Company Contact

Evan D. Masyr

Salem Communications

(805) 384-4512

Evan@salem.cc